EXHIBIT 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hptreit.com

Hospitality Properties Trust Announces 2007 First Quarter Results

Newton, MA (May 2, 2007):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter ended March 31, 2007.

Results for the quarter ended March 31, 2007:

Net income available for common shareholders was $39.0 million, or $0.43 per share, for the quarter ended March 31, 2007, compared to $33.3 million, or $0.46 per share, for the same quarter last year. Net income available for common shareholders for the quarter ended March 31, 2007, includes $2.7 million, or $0.03 per share, of costs associated with the spin off of TravelCenters of America LLC (AMEX: TA) to HPT’s shareholders on January 31, 2007.

Funds from operations (FFO) for the quarter ended March 31, 2007, were $98.5 million, or $1.08 per share.  This compares to FFO for the quarter ended March 31, 2006, of $72.8 million, or $1.01 per share.

The weighted average number of common shares outstanding totaled 90.8 million and 71.9 million for the quarters ended March 31, 2007 and 2006, respectively.

Hotel Portfolio Performance:

For the quarter ended March 31, 2007 compared to the same period in 2006, revenue per available room, or RevPAR, increased by 4.1% to $73.23, average daily rate, or ADR, increased 7.1% to $98.56 and occupancy declined 2.0 percentage points to 69.4%.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Investing Activities:

On January 31, 2007, HPT completed its previously announced acquisition of TravelCenters of America, Inc. or TravelCenters, for approximately $1.9 billion.  The purchase price was initially funded with cash on hand and $1.4 billion of borrowings under a bridge loan arrangement.  HPT subsequently repaid all borrowings under the bridge loan during the 2007 first quarter with proceeds from the financing transactions described below.  Simultaneously with this acquisition, HPT restructured the business of TravelCenters and distributed all of the common shares of its former subsidiary, TravelCenters of America LLC (AMEX: TA), to HPT shareholders in a spin off transaction.  In connection with the foregoing, HPT retained ownership of the TravelCenters real estate and certain related assets, while TA leased this real estate and continued the fuel services and hospitality business of TravelCenters.  The market value of the TA shares distributed was $32.34 per TA share on the date of the spin off.  Since one TA share was distributed to HPT shareholders for every 10 HPT shares owned, the value distributed was $3.23 per HPT share.

Financing Activities:

In January 2007, HPT sold 1.8 million common shares of beneficial interest at a price of $47.51 per share pursuant to an over allotment option granted to the underwriters of HPT’s December 2006 common share offering.  Net proceeds from this sale (approximately $81.8 million after underwriting and other offering expenses) were used to partially fund the acquisition of TravelCenters described above.

In February 2007, HPT sold 5.75 million common shares of beneficial interest at a price of $47.67 per share in a public offering.  Net proceeds from these sales (approximately $261.7 million after underwriting and other offering expenses) were used to repay a portion of the borrowings outstanding under HPT’s bridge loan arrangement described above.

Also in February 2007, HPT sold 12.7 million shares of 7% Series C cumulative redeemable preferred shares at a price of $25.00 per share in a public offering.  Net proceeds from these offerings ($307.0 million after underwriting and other offering expenses) were used to repay a portion of the borrowings outstanding under HPT’s bridge loan arrangement described above.

In March 2007, HPT issued $575 million of 3.8% convertible senior notes due 2027 in a private offering.  Net proceeds from these offerings ($562.8 million after placement and other offering expenses) were used to repay a portion of the borrowings outstanding under HPT’s bridge loan arrangement described above and for other general business purposes.

Also in March 2007, HPT issued $300 million 5.625% senior notes due 2017 in a private offering.  Net proceeds from this offering ($297.7 million after placement and other offering expenses) were used to repay a portion of the borrowings outstanding under HPT’s bridge loan arrangement described above.

Subsequent Events:

On April 5, 2007, HPT raised its regular quarterly common share dividend by $0.02 to $0.76 per common share ($3.04 per share per year). This regular quarterly dividend will be paid to common shareholders of record as of the close of business on April 16, 2007, and distributed on or about May 17, 2007.

Conference Call:

On Wednesday, May 2, 2007, at 1:00 p.m. Eastern Time, John Murray, president and chief operating officer, and Mark Kleifges, chief financial officer, will host a conference call to discuss the results for the quarter ended March 31, 2007.

The conference call telephone number is (877) 502-9274.  Participants calling from outside the United States and Canada should dial (913) 981-5584.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Tuesday, May 8, 2007.  To hear the replay, dial (719) 457-0820.  The replay pass code is 6013774.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s First Quarter 2007 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 310 hotels and 146 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2007	2006
Revenues:
Hotel operating revenues (1)	$224,471	$201,828
Rental income (1)	61,600	32,476
FF&E reserve income (2)	5,439	4,990
Interest income	3,148	422
Total revenues	294,658	239,716

Expenses:
Hotel operating expenses (1)	160,398	144,189
Interest (including amortization of deferred financing costs of $739 and $610, respectively)	30,655	18,988
Depreciation and amortization	49,071	34,952
General and administrative	8,451	6,354
TA spin off costs (3)	2,711	—
Total expenses	251,286	204,483

Net income	43,372	35,233
Preferred distributions	(4,359)	(1,914)
Net income available for common shareholders	$39,013	$33,319

Calculation of FFO (4):
Net income available for common shareholders	$39,013	$33,319
Add: FF&E deposits not in net income (2)	498	512
Depreciation and amortization	49,071	34,952
TA spin off costs (3)	2,711	—
Deferred percentage rent (5)	1,670	1,648
Deferred additional returns (6)	5,499	2,350
Funds from operations (“FFO”)	$98,462	$72,781

Weighted average common shares outstanding	90,760	71,921

Per common share amounts:
Net income available for common shareholders	$0.43	$0.46
FFO (4)	$1.08	$1.01
Common distributions declared	$0.76	$0.73

See Notes on page 5

Hospitality Properties Trust

NOTES TO CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

(1)

At March 31, 2007, each of our 310 hotels are included in one of eleven combinations of hotels of which 201 are leased to our taxable REIT subsidiaries and managed by independent hotel operating companies and 109 are leased to third parties. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels and travel centers.

(2)

Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows. We own the FF&E Reserve escrows for all the hotels leased to our taxable REIT subsidiaries and for most of the hotels leased to third parties. We have a security and remainder interest in the FF&E Reserve escrows for the remaining hotels leased to third parties. When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent. When we have a security and remainder interest in the FF&E Reserve escrows, deposits are not included in revenue but are included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)	During the first quarter of 2007, we expensed $2,711 of costs in connection with the spin off of our former subsidiary, TravelCenters of America LLC, or TA, to our shareholders on January 31, 2007.

(4)

We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see note 2), deferred percentage rent (see note 5) and deferred additional returns (see note 6) and exclude TA spin off costs (see note 3). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(5)

In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(6)

Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, are generally determined based upon annual calculations. In calculating net income we recognize additional returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Real estate properties, at cost:
Land	$1,170,301	$584,199
Buildings, improvements and equipment	4,419,896	3,457,818
	5,590,197	4,042,017
Accumulated depreciation	(734,169)	(707,838)
	4,856,028	3,334,179
Cash and cash equivalents	27,751	553,256
Restricted cash (FF&E reserve escrow)	32,444	27,363
Other assets, net	228,957	42,665
	$5,145,180	$3,957,463

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$16,000	$—
Senior notes, net of discounts	1,495,149	1,196,130
Convertible senior notes	575,000	—
Mortgage payable	3,682	3,700
Security deposits	185,366	185,366
Accounts payable and other liabilities	126,832	119,536
Due to affiliate	2,702	3,277
Dividends payable	4,383	1,914
Total liabilities	2,409,114	1,509,923

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares and none issued and outstanding, respectively, aggregate liquidation preference $317,500	307,009	—
Common shares of beneficial interest; $0.01 par value; 150,000,000 shares authorized; 93,865,679 and 86,284,251 shares issued and outstanding, respectively	939	863
Additional paid-in capital	3,048,549	2,703,687
Cumulative net income	1,423,483	1,380,111
Cumulative preferred distributions	(71,351)	(66,992)
Cumulative common distributions	(2,055,869)	(1,653,435)
Total shareholders’ equity	2,736,066	2,447,540
	$5,145,180	$3,957,463

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